Indiana Community BANCORP

NEWS RELEASE

For Immediate Release	October 14, 2008

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
THIRD QUARTER EARNINGS

(Columbus, In) - Indiana Community Bancorp (the “Company”) (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced quarterly earnings of $1,802,000 or $0.54 diluted earnings per common share, for the quarter. This compared to earnings of $1,701,000 or $0.48 diluted earnings per share, for the comparable quarter in 2007. Year-to-date net income was $3,494,000 or $1.04 diluted earnings per common share, compared to $4,481,000, or $1.25 diluted earnings per common share, a year earlier. The third quarter was positively impacted by an increase in net interest income of $530,000 due primarily to the growth in loans compared to last year. This increase was offset by an increase in provision for loan losses which totaled $987,000 for the third quarter of 2008 compared to $286,000 for the third quarter of 2007. The year-to-date net income was negatively impacted by the recognition of an impairment charge related to the Bank’s investment in the AMF Ultra Short Mortgage Fund totaling $437,000 and by increases in the provision for loan losses. The provision for loan losses totaled $3,271,000 year to date compared to $789,000 for the comparable period in 2007. Total loans increased $17.3 million for the quarter and $45.2 million year-to-date driven by commercial loan and commercial mortgage loan growth of $23.7 million for the quarter and $71.0 million year-to-date. Chairman and CEO John Keach, Jr. stated, “As evidenced by our loan growth during the year and in the past quarter, we remain committed to continuing to provide loans in the communities that we serve. While the financial bailout bill that was recently approved in Washington was probably necessary, I believe that it is unfortunate that the taxpayers are being required to pay to bail out those institutions that created the financial crisis through high risk lending programs. Indiana Bank and Trust did not participate in high risk mortgage lending - we will continue with the lending practices that have served us well for the last 100 years.” Executive Vice President and CFO Mark Gorski added, “In this tough economic cycle, we are pleased with the improvement in third quarter earnings which was driven by an improving trend in net interest margin and reduced expenses.”

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Indiana Community Bancorp
Third Quarter Earnings

Balance Sheet

Total assets were $943.2 million as of September 30, 2008, an increase of $34.4 million from December 31, 2007. Total loans increased $17.3 million for the quarter and $45.2 million year-to-date. The growth in the loan portfolio was primarily the result of an increase in commercial loans of $8.1 million year-to-date and an increase in commercial mortgage loans of $62.9 million year-to-date. The increase in commercial loans has been partially offset by a decrease in residential mortgage loans. Residential mortgage loans have decreased $20.8 million year-to-date as substantially all new mortgage loan originations are being sold in the secondary market.

Total retail deposits decreased $8.8 million year-to-date. During 2008, public fund interest checking account balances decreased $9.9 million which reflects a normal seasonal trend as many of the Bank’s public entity customers maintain larger balances at year end. Total retail deposits excluding public fund checking increased $1.2 million compared to December 31, 2007. Increases in demand account balances of $11.5 million and certificates of deposit of $9.1 million were offset by decreases in money market account balances of $26.2 million. Commercial demand deposits and interest bearing transaction deposits have increased $9.8 million during 2008 primarily due to enhanced commercial cash management products and services being delivered to existing commercial customers.

Total FHLB borrowings increased $27.4 million year-to-date and public fund certificates of deposit increased $13.9 million year-to-date. The increases in FHLB borrowings and public fund certificates of deposit were necessary to provide funding for loan growth.

As of September 30, 2008, shareholders’ equity was $69.1 million. The Company and the Bank both maintain capital ratios which are defined as “well capitalized” by the regulatory agencies at September 30, 2008. The Bank’s tier 1 capital ratio was 8.9% and the total risk based capital ratio was 10.6%. In the current economic environment, management intends to build these ratios to further strengthen the Company. As a result, the Company reduced its dividend for the third quarter to $0.12 per share thereby retaining additional earnings of approximately $250,000 per quarter over previous dividend levels.

Asset Quality

Provision for loan losses totaled $987,000 for the quarter which represents an increase of $701,000 over the $286,000 provision recorded in the third quarter of 2007. The provision for loan losses for the quarter was sufficient to offset net charge offs during the quarter and increase the balance of the allowance for loan losses. Due to the current negative economic cycle along with the trends in non-performing loans, an increase to the allowance for loan losses was necessary to adequately reflect risks within the portfolio. Charge offs for the third quarter were $626,000 compared to historic levels of $250,000-300,000 per quarter. During the third quarter, the Company recognized a charge off of $548,000 related to a $3.2 million condominium development loan that had been classified as non-performing during the second quarter of 2008. Non-performing assets to total assets increased to 1.66% at September 30, 2008 from 1.29% at December 31, 2007. Non-performing loans to total gross loans increased to 1.91% at September 30, 2008 from 1.51% at December 31, 2007. The allowance for loan losses increased $1.0 million year to date to $8.0 million at September 30, 2008. The ratio of the allowance for loan losses to total loans was 1.00% at September 30, 2008 compared to 0.92% at December 31, 2007.

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Indiana Community Bancorp
Third Quarter Earnings

Net Interest Income

Net interest income increased $530,000 or 7.6% to $7.5 million for the third quarter while year-to-date net interest income increased $921,000 or 4.5% to $21.5 million. Net interest margin for the third quarter of 2008 was 3.51%, which represented an increase of 13 basis points compared to the second quarter of 2008. During 2008, net interest margin increased from 3.24% in the first quarter to 3.38% in the second quarter and 3.51% in the third quarter due primarily to reduced funding costs for certificates of deposit. In a comparison of interest rates from the third quarter to the second quarter, the yield on interest earning assets remained constant while the rate paid on interest bearing deposits decreased 14 basis points as the rate paid on certificates of deposit decreased 42 basis points.

Non Interest Income

Non interest income increased $41,000 to $3.4 million for the third quarter and decreased $221,000 to $9.2 million year-to-date. During the third quarter, service fees on deposits increased $178,000 due to increased fee income from commercial deposit accounts as well as an increase in overdraft fees implemented during the third quarter. Gain on sale of loans decreased $60,000 during the third quarter due to decreased origination volumes. The year-to-date non interest income total was negatively impacted by the Bank’s recognition of an impairment charge of $437,000 related to an investment in the AMF Ultra Short Mortgage Fund. The Bank redeemed its shares in the Fund for cash and securities during the third quarter. Excluding the impact of the impairment charge, non interest income increased $216,000 or 2.3% year-to-date due primarily to an increase in the service fees on deposits as noted above.

Non Interest Expenses

Non interest expenses decreased $279,000 or 3.8% to $7.1 million for the third quarter while year-to-date non interest expenses decreased $211,000 to $22.2 million. Excluding the impact of the one-time employee related expense and the write-down of the Bank’s former operations building incurred in 2007, expenses increased $776,000 or 3.6% year-to-date. Compensation and employee benefits expense decreased $202,000 or 4.8% for the third quarter and increased $135,000 or 1.1% year-to-date. During 2007, the Company continued its expansion in Indianapolis by committing additional salary and incentive compensation expense for the new commercial lending, cash management and commercial credit staff in Indianapolis. In addition, the Company increased the match on the 401(k) beginning in January 2008. These additional expenses along with normal annual salary increases are the primary reasons for the increase in year-to-date compensation and employee benefits expense. Over the past two quarters, the Company has decreased the expense related to the defined benefit pension plan and reduced the Company’s overall workforce by approximately 10%. The Company froze its defined benefit pension plan effective April 1, 2008 which decreased expense by $165,000 in the third quarter of 2008 compared to the first quarter. During the third quarter, the Company announced a workforce reduction of 26 positions or approximately 10% of the Company’s workforce. This workforce reduction was completed during the third quarter. All severance costs associated with the workforce reduction were included in expense for the third quarter. Management anticipates a cost savings of approximately $750,000 annually related to the workforce reduction beginning in the fourth quarter. Marketing expense decreased $145,000 for the quarter and increased $188,000 year-to-date due to the timing of advertising associated with the name change. The Company anticipates total marketing cost for 2008 to approximate the average marketing expense over the previous two years. The efficiency ratio (total non interest expense/net interest income + non interest income) decreased to 65.1% for the third quarter of 2008 as compared to 71.4% for the third quarter of 2007.

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Indiana Community Bancorp
Third Quarter Earnings

Sale of Brokerage Business

During the third quarter, the Bank chose to discontinue offering brokerage services through Raymond James. As a result, the Bank sold the brokerage business to the brokers who had been serving these customers. The sale price of the brokerage business was approximately equal to the remaining goodwill on the books of the Bank and the transaction was completed at the end of September. As a result of the sale, non interest income will decrease by approximately $1.9 million annually and non interest expense will decrease by approximately $1.5 million annually.

Stock Repurchase Program

In January 2008, the Board of Directors approved the thirteenth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, without par value (“Common Stock”), or 168,498 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 11,886 shares under this plan during the first quarter. There were no shares repurchased since the first quarter as the Company has suspended its stock repurchase thereby retaining capital based on the current economic environment.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	September 30,	December 31,
	2008	2007

Assets:
Cash and cash equivalents	$31,449	$40,552
Securities available for sale at fair value (amortized cost $60,308 and $62,551)	60,157	62,306
Securities held to maturity at amortized cost (fair value $4,154 and $1,558)	4,516	1,557
Loans held for sale (fair value $3,628 and $7,250)	3,551	7,112
Portfolio loans:
Commercial loans	215,682	207,590
Commercial mortgage loans	331,903	269,035
Residential mortgage loans	121,650	142,481
Second and home equity loans	103,463	103,560
Other consumer loans	22,690	27,345
Unearned income	(333)	(165)
Total portfolio loans	795,055	749,846
Allowance for loan losses	(8,010)	(6,972)
Portfolio loans, net	787,045	742,874

Premises and equipment	15,386	15,599
Accrued interest receivable	3,905	4,670
Goodwill	1,394	1,875
Other assets	35,790	32,261
TOTAL ASSETS	$943,193	$908,806

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$81,187	$69,728
Interest checking	96,229	103,624
Savings	41,738	37,513
Money market	159,606	185,803
Certificates of deposits	310,208	301,146
Retail deposits	688,968	697,814
Brokered deposits	9,169	9,174
Public fund certificates	14,423	563
Wholesale deposits	23,592	9,737
Total deposits	712,560	707,551

FHLB borrowings	126,776	99,349
Short term borrowings	-	20
Junior subordinated debt	15,464	15,464
Accrued taxes, interest and expense	3,304	2,981
Other liabilities	16,003	15,987
Total liabilities	874,107	841,352

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,369,965	20,403	20,305
Retained earnings, restricted	49,568	48,089
Accumulated other comprehensive loss, net	(885)	(940)

Total shareholders' equity	69,086	67,454
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$943,193	$908,806

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INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest Income:
Short term investments	$57	$162	$450	$917
Securities	704	686	2,063	1,995
Commercial loans	3,197	3,857	9,747	10,747
Commercial mortgage loans	4,822	4,341	13,776	12,263
Residential mortgage loans	2,018	2,601	6,619	7,993
Second and home equity loans	1,527	1,852	4,732	5,506
Other consumer loans	468	564	1,453	1,736
Total interest income	12,793	14,063	38,840	41,157

Interest Expense:
Checking and savings accounts	157	367	673	1,298
Money market accounts	634	1,572	2,256	4,258
Certificates of deposit	2,863	3,665	9,505	10,725
Total interest on retail deposits	3,654	5,604	12,434	16,281

Brokered deposits	112	123	335	552
Public funds	62	29	109	41
Total interest on wholesale deposits	174	152	444	593
Total interest on deposits	3,828	5,756	12,878	16,874

FHLB borrowings	1,297	1,065	3,825	2,830
Other borrowings	1	1	1	8
Junior subordinated debt	175	279	594	824
Total interest expense	5,301	7,101	17,298	20,536

Net interest income	7,492	6,962	21,542	20,621
Provision for loan losses	987	286	3,271	789
Net interest income after provision for loan losses	6,505	6,676	18,271	19,832

Non Interest Income:
Gain on sale of loans	359	419	1,158	1,107
Loss on securities	(18)	-	(437)	-
Investment advisory services	419	498	1,371	1,383
Service fees on deposit accounts	1,897	1,719	5,051	4,882
Loan servicing income, net of impairment	139	130	413	426
Miscellaneous	589	578	1,690	1,669
Total non interest income	3,385	3,344	9,246	9,467

Non Interest Expenses:
Compensation and employee benefits	3,967	4,169	12,432	12,297
Occupancy and equipment	1,079	1,032	3,147	3,016
Service bureau expense	493	432	1,434	1,223
Marketing	167	312	1,061	873
Miscellaneous	1,372	1,412	4,173	5,049
Total non interest expenses	7,078	7,357	22,247	22,458

Income before income taxes	2,812	2,663	5,270	6,841
Income tax provision	1,010	962	1,776	2,360
Net Income	$1,802	$1,701	$3,494	$4,481

Basic earnings per common share	$0.54	$0.49	$1.04	$1.28
Diluted earnings per common share	$0.54	$0.48	$1.04	$1.25

Basic weighted average number of shares	3,358,079	3,457,603	3,360,199	3,512,479
Dilutive weighted average number of shares	3,358,079	3,518,623	3,360,199	3,592,684
Dividends per share	$0.120	$0.200	$0.520	$0.600

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	September 30,		September 30,
	2008	2007	2008	2007
Weighted average interest rate earned
on total interest-earning assets	5.99%	7.09%	6.09%	6.93%
Weighted average cost of total
interest-bearing liabilities	2.51%	3.61%	2.77%	3.54%
Interest rate spread during period	3.48%	3.49%	3.31%	3.39%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.51%	3.51%	3.37%	3.47%
Total interest income divided by average
total assets (on annualized basis)	5.50%	6.44%	5.61%	6.31%
Total interest expense divided by
average total assets (on annualized basis)	2.27%	3.22%	2.50%	3.16%
Net interest income divided by average
total assets (on annualized basis)	3.22%	3.19%	3.11%	3.16%

Return on assets (net income divided by
average total assets on annualized basis)	0.77%	0.78%	0.50%	0.69%
Return on equity (net income divided by
average total equity on annualized basis)	10.55%	10.01%	6.82%	8.64%

	September 30,	December 31,
	2008	2007

Book value per share outstanding	$20.57	$20.02

Nonperforming Assets:
Loans: Non-accrual	$12,114	$10,516
Past due 90 days or more	1,926	64
Restructured	1,237	874
Total nonperforming loans	15,277	11,454
Real estate owned, net	312	286
Other repossessed assets, net	90	25
Total Nonperforming Assets	$15,679	$11,765

Nonperforming assets divided by total assets	1.66%	1.29%
Nonperforming loans divided by total loans	1.91%	1.51%

Balance in Allowance for Loan Losses	$8,010	$6,972

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